Exhibit 99.1
Tronox Reports Fourth Quarter and Full Year 2023 Financial Results
Fourth quarter free cash flow above expectations

STAMFORD, Conn., Feb. 15, 2024/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today reported its financial results for the quarter ending December 31, 2023:

Fourth Quarter 2023 Financial Highlights:
•	Revenue of $686 million
•	Income from operations of $8 million; Net loss attributable to Tronox of $56 million
•	Adjusted EBITDA of $94 million; Adjusted EBITDA margin of 13.7% (non-GAAP)
•	GAAP diluted loss per share of $0.36; Adjusted diluted loss per share of $0.38 (non-GAAP)
•	Free cash flow of $51 million (non-GAAP)

Full Year 2023 Financial Highlights:
•	Total revenue of $2,850 million
•	Income from operations of $186 million; Net loss attributable to Tronox of $316 million; Adjusted net loss of $24 million (primarily excludes $293 million tax valuation allowance)
•	Adjusted EBITDA of $524 million; Adjusted EBITDA margin of 18.4% (non-GAAP)
•	GAAP diluted loss per share of $2.02; Adjusted diluted loss per share of $0.15 (non-GAAP)
•	Capital expenditures of $261 million
•	Returned $89 million to shareholders in the form of dividends

Outlook:
•	Q1 2024 Adjusted EBITDA expected to be $100-120 million
•	Expect TiO2 volumes to increase 12-16% and zircon volumes to increase 15-30%, both compared to Q4 2023 levels
•	Expect TiO2 pricing to remain relatively flat to the prior quarter

This outlook is based on Tronox’s current views of global economic activity and is subject to changes and impacts associated with global supply chain and inflation-related challenges, among others.
_____

Note: For the Company’s guidance with respect to Q1 2024 non-GAAP financial measures, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

Summary of Financial Results for the Quarter Ending December 31, 2023

($M unless otherwise noted)		Q4 2023	Q4 2022	Y-o-Y	%∆	Q3 2023	Q-o-Q	%∆
Revenue		$686	$649	6%		$662	4%
TiO2		$519	$478	9%		$558	(7)%
Zircon		$57	$91	(37)%		$33	73%
Other products		$110	$80	38%		$71	55%
Income from operations		$8	$36	(78)%		$32	(75)%
Net (loss)		$(56)	$(14)	n/	m	$(14)	n/	m
Net (loss) attributable to Tronox		$(56)	$(15)	n/	m	$(14)	n/	m
GAAP diluted (loss) per share		$(0.36)	$(0.09)	n/	m	$(0.09)	n/	m
Adjusted diluted (loss) per share		$(0.38)	$(0.17)	n/	m	$(0.08)	n/	m
Adjusted EBITDA		$94	$113	(17)%		$116	(19)%
Adjusted EBITDA Margin %		13.7%	17.4%	(370) bps		17.5%	(380) bps
Free cash flow		$51	$126	(60)%		$(37)	n/	m

Y-o-Y%∆				Q-o-Q%∆
Volume/Mix		Price	FX	Volume/Mix		Price	FX
TiO2	14%	(6)%	1%	(5)%		(1)%	(1)%
Zircon	(26)%	(11)%	—%	82%		(9)%	—%
Note: Y-o-Y TiO2 volumes increased 16%, mix impact was 2% unfavorable. Q-o-Q TiO2 volumes decreased 4%, mix impact was 1% unfavorable.

Co-CEO Remarks
“Tronox delivered fourth quarter top-line performance largely in-line with expectations,” commented John D. Romano, co-Chief Executive Officer. “We generated $686 million in revenue in the fourth quarter of 2023, an increase of 6% compared to the prior year. This included a 38% increase in other products due to additional sales of pig iron, as well as opportunistic sales of ilmenite and a portion of a rare earths tailings deposit in South Africa, which is a key part of our funding strategy for our rare earths business. Tronox delivered an Adjusted EBITDA of $94 million in the quarter, $11 million below the bottom end of the previously guided range of $105-$125 million, and an Adjusted EBITDA margin of 13.7%. The lower than expected performance was primarily a result of a delayed restart by our steam supplier at Botlek and higher costs from unanticipated downtime stemming from running at lower rates. We expect to recover at least $15 million in insurance proceeds in 2024 from the downtime at Botlek to cover the costs incurred to continue providing uninterrupted service to our customers while working around the supplier outage. To mitigate operational cost pressures, we continued to proactively manage expenses and cash. Free cash flow was $51 million for the fourth quarter, an improvement of $88 million over the third quarter of 2023.”

Mr. Romano added, “The operating challenges we experienced in the last six months are not indicative of the standard we hold ourselves to at Tronox. We are addressing these challenges head-on in 2024. In 2023, we ran at the lowest utilization rates on record in order to manage inventories and free cash flow in light of lower market demand. As we look ahead into 2024, we are adjusting our operating rates to support the market recovery currently underway. This will set Tronox up to realize a step change in our earnings power after working through the remaining higher cost inventory on the balance sheet. For the first quarter of 2024, we are expecting TiO2 volumes to increase 12-16% and zircon volumes to increase 15-30%, both compared to the fourth quarter, and we expect TiO2 pricing to remain relatively flat to the prior quarter. While we expect a headwind from non-repeating sales in other products and higher cost inventory moving off the balance sheet, this will be offset by lower operating costs due to higher utilization rates. As a result, we are expecting first quarter adjusted EBITDA to be $100-120 million and adjusted EBITDA margins to be in the mid-teens range.”

Mr. Romano concluded, “We are continuing to focus on opportunities for growth, namely the rare earths space. We are confident that our vertical integration strategy will continue to provide a distinct competitive advantage. We remain optimistic about the short-, medium- and long-term potential for Tronox through value creation from our leading sustainable mining and upgrading solutions.”

Fourth Quarter 2023 Results
(Comparisons are to prior year (Q4 2023 vs. Q4 2022) unless otherwise noted)

The Company reported fourth quarter revenue of $686 million, an increase of 6%, primarily driven by higher sales volumes of TiO2 and other products.

Revenue from TiO2 sales was $519 million, an increase of 9% driven by a 16% increase in volumes and 1% exchange rate tailwind, partially offset by a 6% price decrease in average selling prices and a 2% unfavorable mix impact. Sequentially, TiO2 sales decreased 7%, driven by a 4% decrease in volumes, a 1% unfavorable mix impact, a 1% decline in average selling prices and a 1% exchange rate headwind.

Zircon revenue decreased 37% to $57 million, driven by a 26% decline in volumes and an 11% decrease in average selling prices. Sequentially, zircon revenue increased 73%, driven by an 82% increase in volumes, partially offset by a 9% decrease in average selling prices.

Revenue from other products was $110 million, an increase of 38% year-over-year, due to additional sales of pig iron, as well as opportunistic sales of ilmenite and a portion of a rare earths tailings deposit in South Africa.

Net loss attributable to Tronox in the quarter was $56 million, or a loss of $0.36 per diluted share, compared to a net loss attributable to Tronox of $15 million, or loss of $0.09 per diluted share in the year-ago period. Adjusted net loss attributable to Tronox (non-GAAP) was $60 million, or a loss of $0.38 per diluted share.

Adjusted EBITDA of $94 million represented a 17% decrease compared to the fourth quarter 2022, driven by lower average selling prices and higher operating costs from lower production rates, partially offset by higher volumes, lower average freight costs and exchange rate tailwinds. Adjusted EBITDA margin was 13.7% for the quarter.

Sequentially, Adjusted EBITDA decreased 19% due to higher operating costs from lower production rates and lower product pricing, partially offset by higher volumes, favorable exchange rate tailwinds and lower average freight costs.

The Company's selling, general and administrative expenses were $70 million in the quarter. Net interest expense was $37 million. Depreciation, depletion and amortization expense was $69 million.

Full Year 2023 Results
The Company reported full-year revenue of $2,850 million, a decrease of 17% year-over-year. Net loss attributable to Tronox was $316 million, or a loss of $2.02 per diluted share. Excluding non-recurring adjustments totaling $292 million or $1.87 per diluted share, adjusted net loss attributable to Tronox (non-GAAP) was $24 million or a loss of $0.15 per diluted share. Adjusted EBITDA of $524 million decreased 40% compared to $875 million in the prior year. Adjusted EBITDA margin was 18.4% for the year.

Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the year with $2.8 billion of total debt, $2.6 billion of net debt and a net leverage ratio of 4.9x on a trailing twelve-month basis. As of December 31, 2023, available liquidity totaled $761 million, including $273 million in cash and cash equivalents and $488 million under existing revolving credit agreements.

Free cash flow for the year was a use of $77 million. Capital expenditures were $261 million. The Company returned $89 million to shareholders in the form of dividends in the year.

Sustainability
Tronox is nearing the conversion of 40% of its power in South Africa to power from the significant solar project developed in partnership with SOLA Group. Enabled through a power purchase agreement with SOLA, this project is one of South Africa’s largest solar installations. The Company expects to receive power in the coming months, which will significantly reduce total carbon emissions globally and mark the first significant step for Tronox on its journey to net zero in 2050. Renewable power and energy efficiency projects are key to achieving the stated 2030 greenhouse gas emissions intensity reduction target of 50%, so the Company is excited to mark such a significant milestone. On the horizon are several additional renewable power projects that are critical to delivering against this roadmap.

Webcast Conference Call
Tronox will conduct a webcast conference call on Friday, February 16, 2024, at 8:00 AM ET (New York). The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com
Dial-in Telephone Numbers:
US Toll Free: +1 (888) 886-7786
International: +44 80 0652 2435
Conference ID: 62498172

Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on Feb 16, 2024, by 11:00 AM ET, until Feb 21, 2024, 8:00 AM ET
Internet Replay: http://investor.tronox.com
Replay Dial-in Telephone Numbers:
US Toll Free: +1 (877) 674-7070
International: +44 20 3870 9958
Replay Access Code: 498172#

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, our operating utilization rates, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, anticipated costs, benefits and timing of capital projects including planned mining expansions, the Company's anticipated capital allocation strategy including future capital expenditures, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.
Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$686	$649	$2,850	$3,454
Cost of goods sold	608	544	2,388	2,622
Gross profit	78	105	462	832
Selling, general and administrative expenses	70	69	276	289
Venator settlement	—	—	—	85
Income from operations	8	36	186	458
Interest expense	(45)	(33)	(158)	(125)
Interest income	8	3	18	9
Loss on extinguishment of debt	—	—	—	(21)
Other (expense) income, net	(3)	(25)	3	(13)
(Loss) Income before income taxes	(32)	(19)	49	308
Income tax (provision) benefit	(24)	5	(363)	192
Net (loss) income	(56)	(14)	(314)	500
Net income attributable to noncontrolling interest	—	1	2	3
Net (loss) income attributable to Tronox Holdings plc	$(56)	$(15)	$(316)	$497

(Loss) Earnings per share:
Basic	$(0.36)	$(0.09)	$(2.02)	$3.21
Diluted	$(0.36)	$(0.09)	$(2.02)	$3.16

Weighted average shares outstanding, basic (in thousands)	156,818	154,526	156,397	154,867
Weighted average shares outstanding, diluted (in thousands)	156,818	154,526	156,397	157,110

Other Operating Data:
Capital expenditures	59	114	261	428
Depreciation, depletion and amortization expense	69	68	275	269

TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET (LOSS) INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net (loss) income attributable to Tronox Holdings plc (U.S. GAAP)	$(56)	$(15)	$(316)	$497
Venator settlement (a)	—	—	—	85
Loss on extinguishment of debt (b)	—	—	—	21
Pension settlement loss (c)	—	15	—	15
Other (d)	(4)	(8)	(1)	(3)
Withholding tax accrued (e)	—	4	—	4
Tax valuation allowance (f)	—	(23)	293	(301)
Income tax expense - deferred tax assets (g)	—	—	—	(7)
Adjusted net (loss) income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)(2)	$(60)	$(27)	$(24)	$311

Diluted net (loss) income per share (U.S. GAAP)	$(0.36)	$(0.09)	$(2.02)	$3.16

Venator settlement, per share	—	—	—	0.54
Loss on extinguishment of debt, per share	—	—	—	0.13
Pension settlement loss, per share	—	0.10	—	0.09
Other, per share	(0.03)	(0.05)	(0.01)	(0.02)
Withholding tax accrued, per share	—	0.03	—	0.03
Tax valuation allowance, per share	—	(0.15)	1.88	(1.92)
Income tax expense - deferred tax assets, per share	—	—	—	(0.04)
Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc (non-U.S. GAAP)	$(0.38)	$(0.17)	$(0.15)	$1.98

Weighted average shares outstanding, diluted (in thousands)	156,818	154,526	156,397	157,110

(a) Represents the breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Consolidated Statements of Operations.
(b) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new term loan which closed in April 2022.
(c) Represents a non-cash pension settlement loss due to the settling of low-dollar valued amounts in our U.S. Qualified Plan.
(d) Represents other activity not representative of the ongoing operations of the Company.
(e) Represents potential withholding tax due to the Chinese government for historic distributable income generated.
(f) Represents changes primarily within the Company's Australian deferred tax assets' valuation allowance.
(g) Represents a charge to tax expense for the impact on deferred tax assets from a change in tax rates in a foreign tax jurisdiction.

(1) Only the pension settlement loss amount and certain other items have been tax impacted.  No income tax impacts have been given to other items as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.

TRONOX HOLDINGS PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$273	$164
Restricted cash	—	—
Accounts receivable (net of allowance of $3 in 2023 and $4 in 2022)	290	377
Inventories, net	1,421	1,278
Prepaid and other assets	141	135
Income taxes receivable	10	6
Total current assets	2,135	1,960
Noncurrent Assets
Property, plant and equipment, net	1,835	1,830
Mineral leaseholds, net	654	701
Intangible assets, net	243	250
Lease right of use assets, net	132	136
Deferred tax assets	917	1,233
Other long-term assets	218	196
Total assets	$6,134	$6,306

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$461	$486
Accrued liabilities	230	252
Short-term lease liabilities	24	20
Short-term debt	11	50
Long-term debt due within one year	27	24
Income taxes payable	—	18
Total current liabilities	753	850
Noncurrent Liabilities
Long-term debt, net	$2,786	$2,464
Pension and postretirement healthcare benefits	104	89
Asset retirement obligations	172	153
Environmental liabilities	48	51
Long-term lease liabilities	103	110
Deferred tax liabilities	149	153
Other long-term liabilities	39	33
Total liabilities	4,154	3,903

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 156,793,755 shares issued and outstanding at December 31, 2023 and 154,496,923 shares issued and outstanding at December 31, 2022	2	2
Capital in excess of par value	2,064	2,043
Retained Earnings	684	1,080
Accumulated other comprehensive loss	(814)	(768)
Total Tronox Holdings plc shareholders’ equity	1,936	2,357
Noncontrolling interest	44	46
Total equity	1,980	2,403
Total liabilities and equity	$6,134	$6,306

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(314)	$500
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	275	269
Deferred income taxes	330	(261)
Share-based compensation expense	21	26
Amortization of deferred debt issuance costs and discount on debt	9	8
Loss on extinguishment of debt	-	21
Other non-cash affecting net (loss) income	37	50
Changes in assets and liabilities:
Decrease (increase) in accounts receivable, net	84	233
(Increase) decrease in inventories, net	(151)	(255)
Decrease in prepaid and other assets	37	47
(Decrease) increase in accounts payable and accrued liabilities	(84)	(5)
Net changes in income tax payables and receivables	(24)	5
Changes in other non-current assets and liabilities	(36)	(40)
Cash provided by operating activities	184	598

Cash Flows from Investing Activities:
Capital expenditures	(261)	(428)
Insurance proceeds	-	-
Proceeds from the sale of assets	6	13
Cash used in investing activities	(255)	(415)

Cash Flows from Financing Activities:
Repayments of short-term debt	(148)	(113)
Repayments of long-term debt	(17)	(516)
Proceeds from short-term debt	86	142
Proceeds from long-term debt	347	396
Repurchase of common stock	-	(50)
Debt issuance costs	(3)	(4)
Call premium paid	-	(18)
Dividends paid	(89)	(87)
Restricted stock and performance-based shares settled in cash for taxes	-	-
Proceeds from the exercise of stock options	-	-
Cash provided by (used in) financing activities	176	(250)

Effects of exchange rate changes on cash and cash equivalents and restricted cash	4	(1)

Net increase (decrease) in cash and cash equivalents and restricted cash	109	(68)
Cash and cash equivalents and restricted cash at beginning of period	164	232
Cash and cash equivalents and restricted cash at end of period	$273	$164

TRONOX HOLDINGS PLC
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTH ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net (loss) income (U.S. GAAP)	$(56)	$(14)	$(314)	$500
Interest expense	45	33	158	125
Interest income	(8)	(3)	(18)	(9)
Income tax provision (benefit)	24	(5)	363	(192)
Depreciation, depletion and amortization expense	69	68	275	269
EBITDA (non-U.S. GAAP)	74	79	464	693
Share-based compensation (a)	6	5	21	26
Venator settlement (b)	—	—	—	85
Loss on extinguishment of debt (c)	—	—	—	21
Foreign currency remeasurement (d)	1	4	(6)	3
Pension settlement loss (e)	—	20	—	20
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (f)	8	5	22	19
Accounts receivable securitization program costs (g)	3	3	12	3
Other items (h)	2	(3)	11	5
Adjusted EBITDA (non-U.S. GAAP)	$94	$113	$524	$875

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$686	$649	$2,850	$3,454
Net (loss) income (U.S. GAAP)	$(56)	$(14)	$(314)	$500
Net (loss) income (U.S. GAAP) as a % of Net sales	(8.2)%	(2.2)%	(11.0)%	14.5%
Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	13.7%	17.4%	18.4%	25.3%

	December 31,
	2023		2022
Long-term debt, net	$2,786		$2,464
Short-term debt	11		50
Long-term debt due within one year	27		24
(Less) Cash and cash equivalents	(273)		(164)
Net debt	$2,551		$2,374
Adjusted EBITDA (non-U.S. GAAP) (see above)	524		875
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	4.9	x	2.7	x

(a) Represents non-cash share-based compensation.
(b) Represents the breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Consolidated Statements of Operations.
(c) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new loan which closed in April 2022.
(d) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Consolidated Statements of Operations.
(e) Represents a non-cash pension settlement loss due to the settling of low-dollar valued amounts in our U.S. Qualified Plan.
(f) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(g) Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(h) Includes noncash pension and postretirement costs, asset write-offs, severance expense, and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Consolidated Statements of Operations.

TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash provided by operating activities to free cash flow for the three months and year ended December 31, 2023:

	Year Ended December 31, 2023	Nine Months Ended September 30, 2023	Three Months Ended December 31, 2023
Cash provided by operating activities	$184	$74	$110
Capital expenditures	(261)	(202)	(59)
Free cash flow (non-U.S. GAAP)	$(77)	$(128)	$51